Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                       Computation of net income per share
                      (in thousands, except per share data)


                                                        Three-month period ended
                                                             March 31, 2002
                                                             --------------

Net Income                                                      $  7,995
Less: Preferred Securities Dividend Requirement........               --
                                                                  ------
Net Income (Loss) Applicable to Common Securities......         $  7,995
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Securities:
Weighted Average Number of Common Securities
Outstanding............................................           53,011
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Net Income (Loss) per Common Security..................         $ 150.82
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